Exhibit (e)(7) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit G

to the

Distributor’s Contract

FEDERATED INTERNATIONAL SERIES, INC.

Federated Global Total Return Bond Fund

Institutional Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated February 11, 1991, between Federated International Series Inc. and Federated Securities Corp. (“FSC”) with respect to the Institutional Shares of the Federated Global total Return Bond Fund.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated February 11, 1991, between Federated International Series, Inc. and FSC, executes and delivers this Exhibit with respect to the Institutional Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of September, 2016.

FEDERATED INTERNATIONAL

SERIES, INC.

By:__/s/Richard Fisher_______________

Richard B. Fisher

Vice President

FEDERATED SECURITIES CORP.

By:_/s/Thomas R. Donahue____________

Thomas R. Donahue

Executive Vice President